UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2011

Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2902 Corporate Place
Chanhassen, Minnesota		55317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 947-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2011, we entered into a Third Amended and Restated Credit Agreement dated June 30, 2011 (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent, left lead bookrunner, and left lead arranger, J.P. Morgan Securities Inc. and RBC Capital Markets, each as joint bookrunners and joint lead arrangers, and the other lenders from time to time party thereto to further amend and restate our U.S. Bank credit facility (the “U.S. Bank Facility”). The material changes to the U.S. Bank Facility increase the amount of the facility from $470.0 million (which represents the original $400 million plus $70.0 million upon exercise of an accordion feature) to $660.0 million, which may be increased by an additional $240.0 million upon the exercise of an accordion feature by us if one or more lenders commit the additional $240.0 million, and extend the term of the facility to June 30, 2016. Interest on the amounts borrowed under the U.S. Bank Facility continues to be based on (i) a base rate, which is the greater of (a) U.S. Bank’s prime rate, (b) the federal funds rate plus 50 basis points, and (c) the one-month adjusted Eurodollar rate plus 150 basis points, or (ii) an adjusted Eurodollar rate, plus, in either case (i) or (ii), the applicable margin within a range based on our consolidated leverage ratio. In connection with the amendment and restatement of the U.S. Bank Facility, the applicable margin ranges were set at a range from 25 basis points to 125 basis points for base rate borrowings (from 0 basis points in the prior facility) and a range from 125 basis points to 225 basis points for Eurodollar borrowings (from a range of 62.5 basis points to 150 basis points in the prior facility).

The primary financial covenants under our Credit Agreement are:

Covenant	Requirement
Total Consolidated Debt to Adjusted EBITDAR	Not more than 4.00 to 1.00
Fixed Charge Coverage Ratio	Not less than 1.50 to 1.00
Unencumbered Asset Ratio	Not less than 1.30 to 1.00

The formulas for these covenants are specifically defined in the revolving credit facility and include, among other things, an add back of share-based compensation expense to EBITDAR.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.

Date: July 1, 2011	By	/s/ Michael R. Robinson
Michael R. Robinson
Executive Vice President and Chief Financial Officer